EXHIBIT 99.1
DIGITAL ANGEL ANNOUNCES AGREEMENT WITH LENDER
TO RESTRUCTURE CREDIT FACILITY
$2 Million in Additional Funding Available to Accelerate Operational Restructuring Program
SO. ST. PAUL, MN (October 3, 2008) — Digital Angel (NASDAQ: DIGA), an advanced technology company in the field of animal identification and emergency identification solutions, announced today that it has entered into an agreement with an affiliate of Laurus Master Fund, Ltd. to restructure its credit facility, giving the Company the ability to borrow an additional $2 million to help accelerate its ongoing operational restructuring program. Details of the agreement are provided in the Company’s Form 8-K filing.
Joseph J. Grillo, Chief Executive Officer of Digital Angel, commented, “The agreement with Laurus should provide us with enhanced flexibility and the ability to quicken the pace of our Animal Identification division restructuring program. During this period of credit market dislocation, we greatly appreciate this vote of confidence from our lenders in the soundness of our business plan.”
About Digital Angel
Digital Angel (www.digitalangel.com) is an advanced technology company in the field of animal identification and emergency identification solutions. Digital Angel’s products are utilized around the world in such applications as pet identification using its patented, FDA-approved implantable microchip; livestock identification and tracking using visual and radio frequency identification (RFID) ear tags; and global positioning systems (GPS) search and rescue beacons for use on aircraft, ships and boats, and by adventure enthusiasts.
This press release contains certain “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements included in this press release include, without limitation, those concerning expectations regarding the expected benefits and uses of proceeds of the transaction. These forward-looking statements are based on the Company’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions. Additional information about these and other factors that could affect the Company’s businesses is set forth in the Company’s Form 10-K under the caption “Risk Factors” filed with the Securities and Exchange Commission (“SEC”) on March 17, 2008, and subsequent filings with the SEC. The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this statement or to reflect the occurrence of unanticipated events, except as required by law.

Contact:	Digital Angel Jay McKeage (651) 554-1564 jmckeage@digitalangel.com
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